Exhibit 10.2

SEVERANCE AGREEMENT

AND MUTUAL RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (“Agreement”) is made as a compromise between Peregrine Pharmaceuticals, Inc. (“the Company”) and Steven W. King (“Employee”) in the complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship.

RECITALS

A.	Employee has submitted his resignation as the President and Chief Executive Officer of Company effective as of December 22, 2017 (the “Resignation Date”)

B.	Employee’s employment was terminated effective on the Resignation Date as the result of a mutual agreement to resign.

C.	The Company has offered, and Employee has accepted, additional severance benefits in exchange for a general release of all claims. This Agreement is therefore entered into by the Company and Employee to document the parties’ agreement regarding the terms of Employee’s separation from the Company.

D.	Employee acknowledges the receipt of all wages, salary, bonuses, benefits, expense reimbursement or any other monies owed by Company to Employee. Aside from the severance benefits described below, Employee acknowledges that Employee is not entitled to any additional future compensation.

NOW, THEREFORE, IN RELIANCE OF THE ABOVE RECITALS AND IN CONSIDERATION of the promises, covenants and agreements herein contained, the Company and Employee agree as follows:

1.                  Employee has returned all Company property in Employee’s possession, including but not limited to computers, laptops, tablets, cellular phones, credit cards, hardware, software, memory or storage devices, keys, records, data, notes, reports, proposals, lists, correspondence (including without limitation email), specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, files, folders, documents and other Company proprietary information (and all copies, regardless of medium). Employee also agrees to promptly return any subsequently discovered Company property. Employee also hereby represents that: (1) he did not knowingly retain in his possession any such property, including backups thereof in any form (including, cloud-based, printed or electronic); (2) he did not upload/download any such property for any reason other than for legitimate and proper purposes pursuant to his employment with the Company (and any property so legitimately uploaded/downloaded has either been returned or destroyed); (3) he did not transfer such property to any other person or entity (who at the time was not expressly authorized by the Company to have possession of such property) other than for legitimate and proper purposes pursuant to his employment with the Company; (4) any such property has either been returned to the Company or has been deleted/destroyed.

2.                  In consideration for the promises and representations of Employee as described in this Agreement, the Company will pay Employee the following severance benefits:

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(i) Employee shall continue to be a paid his base salary less any applicable payroll taxes and withholdings on the Company’s regular paydays for a period of six months following the Resignation Date until and including June 22, 2018, plus an additional $5,000 for reimbursement of expenses, which shall be included in the first payment of the foregoing;
(ii) The Company shall pay Employee’s fiscal year 2017 bonus in the amount of $261,661, and accrued PTO in the amount of $124,800, in each case less applicable payroll taxes and withholdings on the Resignation Date;
(iii) the Company shall provide and pay the cost of COBRA continuation coverage for Employee and his family at his current coverage levels for a period of twelve (12) months following the Resignation Date until December 31, 2018, or until Employee and his family are eligible for coverage with another employer, whichever is earlier.  Effective January 1, 2018, the PPO plan has been discontinued and the PPO 250 plan will be the only other PPO option; and
(iv) The Company will vest Employee’s remaining unvested stock options, and will provide Employee with six months following the Resignation Date to exercise vested stock options (unless such stock option sooner terminates by its term)(subparts (i) through (iv) collectively referred to as the “Severance”). This Severance will only be paid if Employee signs and returns this Agreement and does not execute his right of revocation under paragraph 10 of this Agreement.

3.                  In exchange for the Severance and the releases and mutual promises contained herein, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, and all parent, subsidiary, sister, and affiliated corporations and entities of the Company, as well as all of its past, present or future agents, officers, directors, shareholders, employees, representatives, and attorneys, and all persons acting by, though, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected that Employee can lawfully release, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; 42 U.S.C. § 1981; the California Fair Employment and Housing Act; Section 503 of the Rehabilitation Act of 1973; the Americans With Disabilities Act, as amended; the Fair Labor Standards Act (including the Equal Pay Act); the California Constitution; the California Labor Code, including Labor Code section 132a; the Family Medical Leave Act; the California Family Rights Act; the Genetic Information Non-Discrimination Act; the National Labor Relations Act; the Lilly Ledbetter Fair Pay Act of 2009; the Fair Credit Reporting Act; the False Claims Act; the Sarbanes-Oxley Act; the Uniformed Services Employment and Reemployment Rights Act; the Labor Code Private Attorneys General Act of 2004; the California Business and Professions Code; the Employee Retirement Income Security Act, as amended; the Workers Adjustment & Retraining Notification Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; wage claims of all types, whether for non-payment, late payment, overtime, rest periods, meal periods, bonuses, deductions and/or penalties; wrongful termination in violation of public policy; and unfair business practices (collectively, “claim” or “claims”) which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereafter may have, own or hold, claim to have, own or hold against any of the Releasees, including but not limited to claims which arise out of or relate to Employee’s employment by the Company or any matter or thing that was or could have been alleged as of the date this Agreement is fully executed. This release expressly waives any and all claims Employee may now have against the Company regardless of the nature, source, or basis for any such claim, including but not limited to claims for wages, salary, bonuses, commissions, expense reimbursement or any other monies owed by the Company to Employee. Employee may participate in any manner in any charge or complaint, or any investigation of a charge or complaint by any local, state, or federal agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (“SEC”). This includes providing documents or other information, without notice to the Company. Employee waives any claim or right to receive damages or compensation on the basis of any such charge, complaint or investigation, excluding an award for information provided to the SEC under SEC Rule 21F-17. This release however does not waive Employee’s rights to unemployment or any rights that may not be released by private agreement. Nothing in this Agreement affects any vested rights Employee has in any retirement, welfare or benefit plans or programs of the Company as of Employee’s termination date. This release does not cover any claims Employee may have against the Company arising from the Company's breach of this Agreement, or any of the representations or warranties contained herein.

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4.                  In exchange for the releases and mutual promises contained herein, the Company hereby irrevocably and unconditionally releases, acquits, and forever discharges Employee, and Employee's representatives, attorneys, and all persons acting by, though, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected that the Company can lawfully release, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any federal, state or other governmental statute, regulation or ordinance (collectively, “claim” or “claims”) which Company now has, or claims to have, or which Company at any time heretofore had, or claimed to have, or which the Company at any time hereafter may have, own or hold, claim to have, own or hold against any of the Releasees, including but not limited to claims which arise out of or relate to Employee’s employment by the Company or any matter or thing that was or could have been alleged as of the date this Agreement is fully executed. This release expressly waives any and all claims the Company may now have against Employee regardless of the nature, source, or basis for any such claim. This release however does not waive any rights that may not be released by private agreement. Further, this release does not cover any claims the Company may have arising from Employee’s breach of this Agreement, or any of the representations or warranties contained herein.

5.                  Employee understands that the severance benefits (except for the payment of accrued but unused vacation and the 2017 bonus) are additional benefits for which Employee is not eligible unless Employee elects to sign this Agreement. Employee further acknowledges and agrees that the payment of the Severance satisfies any obligations the Company may have had to employee pursuant to the Amended and Restated Employment Agreement of Steven W. King dated December 12, 2012 (the “Employment Agreement”).

6.                  Employee hereby agrees and acknowledges that Employee may have had access to confidential and proprietary information relating to the Company, and its technology and products, including but not limited to cell-lines, sequences, manufacturing batch records, animal and human clinical data, toxicology, customer lists, business strategies and plans, computer programs, source codes and other computer-stored data, accounts payable data, payroll information, personnel information, pricing and other contract terms, as well as the existence of this Agreement and its terms. Employee acknowledges that this information is confidential and proprietary and Employee agrees not to use or disclose it, nor allow it to be used or disclosed, communicated or otherwise conveyed to any third parties except as may be required by law, excepting only necessary communication to Employee’s attorney, accountant, or tax advisor, each of whom Employee agrees to notify of this confidentiality provision and receive their agreement thereto before providing the necessary confidential or proprietary information. Employee further agrees to immediately inform the Company in writing of any unauthorized use or disclosure of, or access to, the Company’s confidential or proprietary information described above. Employee hereby agrees that the use or disclosure of the Company’s confidential or proprietary information shall cause damage to the Company. The foregoing shall supplement any existing confidentiality agreement between the parties hereto and shall survive the full payment of all sums paid hereunder.

7.                  Employee acknowledges and agrees that Employee has no pending lawsuit, administrative charge, or complaint against the Company or any of the other Releasees, in any court or with any governmental agency. Employee also agrees that, to the extent permitted by law, Employee will not allow any lawsuit, administrative charge, or complaint to be pursued on Employee’s behalf. Employee further agrees that Employee will not participate, cooperate, or assist in any litigation against the Releasees in any manner, to the extent permitted by law. If lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide the Company written notice of such a subpoena within five (5) days of receipt.

8.                  Employee affirms and warrants that he has appropriately received all compensation, wages, overtime pay, reimbursements, bonuses, breaks, benefits and other payments to which he was entitled, including, but not limited to, those under the Fair Labor Standards Act and any other federal, state, or local wage and hour law, regulation or ordinance. Employee further affirms and warrants that he has appropriately received any leave (paid and unpaid) to which he was entitled, including, but not limited to, leave under the Family and Medical Leave Act and any other federal, state, or local leave or disability accommodation law, regulation or ordinance.

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9.                  It is understood and agreed that this is a full, complete, final and mutual general release of any and all claims described as aforesaid, and that Employee and the Company agree that the mutual release shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This mutual release includes a release under § 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.

Employee and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

10.              This Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

A.	Employee acknowledges that Employee has read and understands the terms of this Agreement.

B.	Employee acknowledges that Employee has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice Employee deems necessary concerning this Agreement.

C.	Employee acknowledges that Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly, and voluntarily. The Parties agree that any changes to the Agreement, whether material or immaterial, do not restart this twenty-one (21) day consideration period.

D.	For a seven day period following the execution of this Agreement by Employee, Employee may revoke this Agreement by delivering a written notice of revocation within that time to Lorna Larson at 2642 Michelle Drive, Tustin, California 92780, if Employee so chooses. This Agreement shall not become effective until the seven days have passed without a revocation being received. This Agreement will be revoked in its entirety if such notice is given, and the Company will have no obligation to take any of the actions and/or make any payment provided by this Agreement.

11.              The terms of the Agreement shall be confidential. Accordingly, Employee agrees to not make any public statement about, not disclose to any third party, the fact of, or contents or terms of this Agreement, unless necessary to implement or enforce its terms, or to seek tax or legal advice regarding this Agreement. Employee further agrees that Employee will not disparage, defame, or otherwise detrimentally comment upon the Releasees, including their business practices or products in any manner. Similarly, the Company also agrees that it will not disparage, defame, or otherwise detrimentally comment upon Employee in any manner. Employee acknowledges that such comment shall cause serious damage to the Company. Notwithstanding the foregoing, Employee acknowledges and agree that the Company has certain disclosure obligations under the Securities and Exchange Act of 1934, as amended, and intends to promptly file a Current Report on Form 8-K to disclose the Employee’s resignation, and certain of the severance benefits provided hereunder in order that prior Company disclosures in that regard are not deemed misleading.

12.              It is understood and agreed that this Agreement is not an admission of liability by the Company or any Releasee and shall not be used or construed as such in any proceeding.

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13.              Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Company employee that violated the law or otherwise exposed the Company to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, Employee acknowledges that Employee is not aware of any material violations by the Company and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action.

14.              This Agreement shall be construed under the laws of the State of California.

15.              If any disagreement, controversy, claim, action, proceeding or dispute between Employee and any Releasee, is brought to interpret or enforce the provisions of this Agreement, the prevailing party or parties shall recover his, her or its reasonable attorneys’ fees and costs.

16.              Employee agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.

17.              In the event that any provision of this Agreement shall be found to be unenforceable, that provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

18.              This Agreement contains the entire agreement between the parties on the subjects addressed in this Agreement and replaces any other prior agreements between the parties with the exception of Employee’s continuing obligations to the Company set forth in the Employment Agreement. This Agreement may only be modified in a written in a written document signed by an officer of the Company.

19.              Employee certifies that Employee has read and understands all of this Agreement, has received any advice or counsel Employee deems necessary regarding this Agreement, and is entering into this Agreement freely and voluntarily, intending to be bound by its terms.

By signing this Agreement before the twenty-one (21) day period described above in paragraph 10(C) expires, Employee waives his right under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement. In any case, however, Employee retains the right to revoke this Agreement within seven (7) days, as described above in paragraph 10(D).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated: December 14, 2017	/s/ Steven W. King
Steven W. King
“Employee”

Peregrine Pharmaceuticals, Inc.
The “Company”

Dated: December 14, 2017	/s/ Mark R. Ziebell
Mark R. Ziebell
VP, General Counsel

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